Exhibit 10.9

                            FIRST AMENDMENT
                                TO THE
           HANNAFORD BROS. CO. 1993 LONG TERM INCENTIVE PLAN


     The Hannaford Bros. Co. 1993 Long Term Incentive Plan (the "Plan") was adopted by the Board of Directors, subject to shareholder approval, February 9, 1993, and approved by shareholders on May 19, 1993. The Plan is hereby amended in the following respects.

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2.   Section 10 is hereby amended to read:

          "10. AMENDMENT OR TERMINATION OF PLAN. The Compensation Committee may amend or terminate this Plan at any time; provided, however, that no such action shall affect the rights of a Participant with respect to any Award to which the Participant became entitled prior to the effective date of such action."

     3.   This Amendment shall be effective January 2, 1994.